UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2007

SURFECT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-132597	88-0513176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12000-G Candelaria NE, Albuquerque, New Mexico	87112
(Address of Principal Executive Offices)	(Zip Code)

(505) 294-6354
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b) On April 5, 2007, the Board of Directors of Surfect Holdings (the “Company”) accepted the resignation of James Turk, Chief Financial Officer of the Company. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Turk has agreed to serve as a consultant to the Company in order to transition his duties and responsibilities to Mr. Tony Maffia, the Company’s new Chief Financial Officer. The Company will pay Mr. Turk a consulting fee of $75.00 per hour in exchange for his consulting services.

(c)   On April 5, 2007, the Board of Directors appointed Tony Maffia as Chief Financial Officer. Mr. Maffia will be paid an annual base salary in the amount of $130,000.00.

Tony Maffia, age 59, has served as the Vice President of Finance of Surfect Technologies, Inc., the Company’s wholly-owned subsidiary since January 2007. Mr. Maffia has 29 years of experience in the accounting and finance area, with over 14 years of related experience as a semiconductor executive with Amkor Technology, both in West Chester, Pennsylvania and Chandler, Arizona. While with Amkor, he held positions as Senior Director of Operations Finance, Vice President of Finance, and Vice President of Financial Systems. In such capacity, he provided financial and systems support to all of Amkor’s manufacturing operations throughout the Asia Pacific Rim. Prior to Amkor, he was Chief Financial and Administrative Officer for the Cittone Institute, and has held Division or Regional Controller positions with Macmillan Publishing Company, CooperBiomedical, Inc. and Corning Inc. Mr. Maffia holds a BS in Computer Science from New Jersey Institute of Technology, as well as an MBA from Rensselaer Polytechnic Institute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURFECT HOLDINGS, INC.
Date: April 11, 2007

By:  /s/ Steve Anderson

Steve Anderson
Chief Executive Officer